Exhibit (h)(ii)(B)

AMENDED AND RESTATED SCHEDULE II

THIS AMENDED AND RESTATED SCHEDULE II effective as of July 1, 2012 is the Schedule II to that certain Custody Agreement between FundVantage Trust and The Bank of New York Mellon dated as of March 14, 2011, as may be amended from time to time.

SERIES

Cutwater High Yield Fund

Cutwater Multi-Sector Inflation Protection Fund

Cutwater Investment Grade Bond Fund

Cutwater Municipal Bond Inflation Protection Fund

Lateef Fund

Boston Advisors US Small Cap Equity Fund

Boston Advisors International Equity Fund

Corverus Strategic Equity Fund

WHV International Equity Fund

Pemberwick Fund

Private Capital Management Value Fund

Estabrook Value Fund

Estabrook Investment Grade Fixed Income Fund

Pacific Capital Tax-Free Securities Fund

Pacific Capital Tax-Free Short Intermediate Securities Fund

DuPont Capital Emerging Markets Fund

Boston Advisors Broad Allocation Strategy Fund

Formula Investing U.S. Value 1000 Fund

Formula Investing U.S. Value Select Fund

Formula Investing Global Value 500 Fund

Formula Investing Global Value Select Fund

Formula Investing International Value 400 Fund

Formula Investing International Value Select Fund

Gotham U.S. Value 1000 Fund

Gotham Global Value 500 Fund

Gotham International Value 400 Fund

WHV Emerging Markets Equity Fund

TW Small Cap Growth Fund

Compak Dynamic Asset Allocation Fund

EIC Value Fund

SNW Oregon Short-Term Tax-Exempt Bond Fund

DuPont Capital Emerging Markets Debt Fund

Heitman REIT Fund

Origin International Equity Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule II to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON

		By:	/s/ Jay F. Nusblatt
		Name:	Jay F. Nusblatt
		Title:	Authorized Signatory
		Dated:	7/17/12

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President
Date:	7/12/2012